UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 30, 2011

KEARNY FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

United States	0-51093	22-3803741
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Passaic Avenue, Fairfield, New Jersey	07004
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(973) 244-4500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

KEARNY FINANCIAL CORP.

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 30, 2011, Kearny Federal Savings Bank (the “Bank”), a wholly owned subsidiary of Kearny Financial Corp. (the “Registrant”) entered into an employment agreement with Eric B. Heyer, Senior Vice President and Chief Financial Officer.  The agreement provides for an initial term of 24 months.  The agreement also provides that on each annual anniversary date of the effective date of the agreement (the “Anniversary Date”), the term shall be renewed for an additional unspecified period of time beyond the then-effective expiration upon a determination and resolution of the Board of Directors that his performance has met the requirements and standards of the Board of Directors.  The agreement provides that he will receive an initial base salary of $230,000 per year.  The agreement also provides that his base salary will be reviewed at least annually by the Board and may be increased but not decreased.  He is also generally entitled to participate in all discretionary bonuses, pension and other retirement benefit plans, welfare benefit plans and other equity, incentive and benefit plans and perquisites applicable to other senior management of the Bank.  Upon termination of employment at any time on or after attainment of age 62, Mr. Heyer and his dependent family are also permitted to continue to participate, at the Bank’s expense, in the group medical plan sponsored by the Bank until such time that he and his spouse become eligible for Medicare coverage.

In the event Mr. Heyer terminates his employment due to a disability, he shall be entitled to continue to receive his or her base salary for the lesser of the remaining term of the agreement or 1 year.  In the event of death, the executive’s estate shall be entitled to receive a payment equal to his base salary through the last day of the calendar month in which the death occurred.  In the event his employment is terminated without cause, he will be entitled to receive his compensation due through the remaining term of the agreement.  In the event Mr. Heyer is involuntarily terminated during the term of the employment agreement within 24 months following any “Change in Control” of the Bank or its Parent, absent cause, he shall be entitled to receive a payment equal to two times the total compensation paid to Mr. Heyer or accrued by the Bank with respect to Mr. Heyer for the most recently completed calendar year ending on or prior to such date of termination, not to exceed the tax deductible limitations under Section 280G under the Internal Revenue Code.  Mr. Heyer may also voluntarily terminate employment in connection with a Change in Control and be entitled to receive such payment within 24 months following a Change in Control if a “Good Reason” exists.  Under the agreement, a “Good Reason” will exist if, without Mr. Heyer’s express written consent, the Bank materially breaches any of its obligations under the agreement.  Without limitation, a material breach will be deemed to occur upon the occurrence of any of the following: (i) a material diminution in his base salary; (ii) a material diminution in his authority, duties or responsibilities; (iii) a material diminution in the budget over which he retains authority; (iv) a material change in the geographic location of his office location; or (v) any other action or inaction that constitutes a material breach by the Bank of the employment agreement.

The foregoing description is qualified in its entirety by reference to the employment agreement which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Effective June 30, 2011, the Registrant also terminated the Directors Incentive Compensation Plan.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits:

10.1	Employment Agreement of Eric B. Heyer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

KEARNY FINANCIAL CORP.
Date: June 30, 2011	By:	/s/ Craig L. Montanaro
Craig L. Montanaro President and Chief Executive Officer